UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 12, 2018

BRIGHTCOVE INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35429	20-1579162
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Congress Street, Boston, MA (Address of principal executive offices)	02210 (Zip Code)

Registrant’s telephone number, including area code (888) 882-1880

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Appointment of Certain Officers.

(b) Resignation of Christopher Stagno

On September 12, 2018, Christopher Stagno resigned as the Principal Accounting Officer of Brightcove Inc. (the “Company”) and notified the Company of his intention to leave the Company to pursue a new professional opportunity. Mr. Stagno’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Stagno is expected to continue to provide services to the Company as an employee until October 16, 2018.

(c) Appointment of Principal Accounting Officer

Effective upon Mr. Stagno’s resignation on September 12, 2018, Robert Noreck was appointed as Principal Accounting Officer of the Company. Mr. Noreck, 43, has served as our Executive Vice President, Chief Financial Officer and Principal Financial Officer since May 3, 2018. From July 2017 through May 2018, Mr. Noreck served as our Senior Vice President, Finance and Sales Operations. From October 2013 through May 2016, Mr. Noreck served as our Vice President, Finance. From January 2011 through September 2013, Mr. Noreck served as our Director, Financial Planning and Analysis. From June 2016 through January 2017, Mr. Noreck served as the Executive Vice President, Finance for FloSports, Inc., a provider of live digital sports and original content. Mr. Noreck holds a B.S. in Finance from Binghamton University and an MBA from the F.W. Olin School of Business at Babson College.

There are no family relationships between Mr. Noreck and any director or executive officer of the Company, and other than as described in this Item 5.02, Mr. Noreck has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brightcove Inc.

Date: September 13, 2018	By:	/s/ Jeff Ray
Jeff Ray Chief Executive Officer